Exhibit 99.1

Manitex International, Inc. Reports Record 2013 Results

Full Year Revenues Increase 19% to $245 Million

Full Year Net Income Increases 26% to $10.2 Million, or $0.80 in EPS

Fourth Quarter Net Income Increases 49% to $3.0 Million, or $0.22 in EPS

Bridgeview, IL, March 6th, 2014 — Manitex International, Inc. (Nasdaq: MNTX), a leading international provider of cranes and specialized material and container handling equipment, today announced fourth quarter and full year 2013 results.

Fourth Quarter and Full Year 2013 Financial Highlights:

•	2013 net revenues rose 19% to a record $245.1 million, compared to the prior year’s revenue of $205.2 million. For the quarter ended December 31, 2013 net revenues were $65.4 million, representing a 16% year over-year increase from $56.5 million.

•	2013 net income of $10.2 million increased 26% and earnings per share of $0.80 increased 18% compared to $8.1 million and $0.68 per share for 2012. For the quarter ended December 31, 2013, net income increased 48% to $3.0 million or $0.22 per share, compared to the fourth quarter 2012 net income and earnings per share of $2.0 million and $0.16 respectively.

•	EBITDA (1) for the full year 2013 was $21.5 million, equal to 8.8% of sales, compared to $17.9 million and 8.7% of sales for 2012, an increase in EBITDA of 20%. For the fourth quarter 2013, EBITDA was $6.2 million or 9.5% of sales, compared to $4.1 million and 7.3% of sales, an increase of 52%.

•	Consolidated backlog at December 31, 2013 was $77.3 million compared to $130.4 million at December 31, 2012.

•	Completed a $14.7 million offering of common equity in Q3 2013 with the proceeds used to repay debt.

•	Strength in orders subsequent to year-end has resulted in backlog expansion to over $100 million.

Chairman and Chief Executive Officer, David Langevin, commented, “We ended 2013 on solid financial footing, with record top-and bottom-line results. While we saw some volatility in market demand throughout the year, we achieved respectable organic growth and also had solid contributions from the acquisitions we made in the year. We are also pleased to report that our backlog in cranes for the start of 2014 is up approximately 50% since year-end, a level that represents our strongest order intake in over eighteen months, and gives us improved visibility for 2014.”

“Excluding the two acquisitions we made in the year, our top line grew at a double-digit pace, driven by the strength of the backlog coming into the year, and our record earnings reflect the higher sales and our ability to manage our cost structure throughout the organization. North America remains our most active geographic market, and we’ve continued to drive execution in an environment in which we are seeing modest economic growth. Despite the fact that crane markets were slightly lower for the year, we achieved growth of 19% year over year in sales and 26% in net income over the same period, with margins consistent with historical ranges. We remain focused on executing our business plan which has been based on our formula of introducing new products and acquiring complementary companies which fit our strategic, product and geographic growth goals to increase our global footprint and market penetration. During 2013 we announced the launch of the first 70 ton crane on a commercial truck chassis, which is an exciting new product that we are featuring at CONEXPO this week. Our

(1)	EBITDA and adjusted net income are non-GAAP (generally accepted accounting principles in the United States of America) financial measures. These measures may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

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most recent acquisition, Valla, SpA, which serves the industrial electric crane market, exemplifies our strategy to acquire a great company that adds a niche product area or brand that we believe will experience above average growth in the future.

2013 revenues increased $39.8 million or 19.4% from 2012 to $245.1 million, resulting from production increases implemented in response to the high level of crane order backlog at the start of the year together with the impact of the Sabre and Valla acquisitions in the second half of the year. Excluding acquisitions, 2013 revenues increased 15.8%, driven substantially by increased crane and container handling revenues partially offset by a reduction in material handling and specialized trailer revenues. Equipment distribution revenues were flat year over year. Overall, the general economic environment in our markets was one of limited growth. However, our higher tonnage crane products targeted to the energy and power line distribution sectors benefited from the higher levels of activity in these sectors and our lower tonnage equipment increased its market penetration. Our CVS container handling products benefited from expansion and improved distribution into overseas markets. In the fourth quarter of 2013, revenues were $65.4 million, an increase year over year of $8.9 million or 15.8%, of which 60% was from acquisitions. Container handling and crane products had year over year increases of 77% and 16% respectively but these increases were partially offset by reduced material handling and equipment distribution revenues due in part to the timing of order shipments at the year end.

Net income for 2013 of $10.2 million or $0.80 per share was an increase of $2.1 million, (26%) or $0.12. per share, over 2012. A $39.8 million year over year improvement in revenues resulted in a gross profit increase of $6.0 million which offset additional operating expenses ($2.9 million), other expense ($0.5 million) and increased tax expense of $0.4 million. Gross profit of $46.5 million was equal to 19.0% of sales, a slight reduction from the 19.7% gross profit percent for 2012, principally a result of higher manufacturing costs at our material handling facilities due to lower volume and absorption and modest changes in product mix in sales. The year over year increase in operating expense was $2.9 million, or an underlying $1.9 million excluding the businesses acquired in 2013 and the costs of acquisition. Increased R&D expenditures accounted for $0.5 million of the increase as a number of new products such as the 70 ton Manitex truck crane, were launched in the year. SG&A expense increased $1.5 million largely from increased selling expenses from an expansion in the sales organization, commissions and other selling related costs together with approximately $0.3 million of additional performance related compensation. In total SG&A as a percent of revenue declined in 2013 to 10.6% from 11.5% in 2012.

Net income for the fourth quarter of 2013 was $3.0 million or $0.22 per share compared to $2.0 million and $0.16 per share for the fourth quarter of 2012, an increase in net income of $1.0 million or 48.5%. A sales improvement of $8.9 million resulted in a gross profit increase of $2.5 million which offset additional operating expenses of $0.7 million, other expenses of $0.2 million and an increase in tax of $0.5 million. Gross profit was equal to 19.5% of sales, an increase from 2012 quarter four of 120 basis points resulting from improved mix in sales and improved production efficiencies. Operating expenses excluding the impact of newly acquired businesses increased $0.5 million compared to the fourth quarter of 2012 largely from increased selling expenses. In total, SG&A in quarter four of 2013 reduced to 10.6% of sales compared to 11.5% in the same period of 2012.

Andrew Rooke, Manitex International President and Chief Operating Officer, commented, “2013 results were positive on several fronts, beyond the top- and bottom-line. The production increase that we implemented at our crane facilities has enabled us to meet demand, which of course, was the driver of our net sales. Along with the $40 million in higher sales, we also saw a 90 basis point reduction in SG&A as a percentage of sales to 10.6%, so margins are steady, despite the challenged economy. And while the higher production and increase in sales took our backlog down to a still healthy $77.3 million, we have seen a nice uptick in orders thus far in 2014. Our 70-ton crane, which we introduced during the year, has the potential to exceed the success of our 50 ton crane which now accounts for over $50 million in revenue, annually. Our balance sheet at December 31 2013 remained in a strong position, as reflected in our current ratio of 2.5, our net debt to capitalization ratio of 36.2%, improved from 44.2% at December 31, 2012, and our interest coverage ratio remained consistent with the prior year at 7.3 times. With EBITDA of $21.5 million for the full year, our debt to EBITDA ratio of 2.5 times is also healthy and gives us flexibility in terms of how we will achieve our growth objectives.”

Conference Call:

Management will host a conference call at 4:30 p.m. Eastern Time today to discuss the results with the investment community. Anyone interested in participating should call 1-877-941-2068 if calling within the United States or 1-480-629-9712 if calling internationally. A replay will be available until March 13, 2014 which can be accessed by dialing 1-877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use passcode 4669503 to access the replay.

The call will also be accompanied by a webcast over the Internet with slides, which are also accessible at the Investor Relations section of the Company’s corporate website at www.manitexinternational.com.

About Manitex International, Inc.

Manitex International, Inc. designs, manufactures and markets a portfolio of highly engineered and customizable lifting, material and container handling equipment, spanning boom truck, telescopic, rough terrain and industrial cranes, reach stackers and associated container handling equipment, rough terrain forklifts, mobile liquid and solid containment solutions, and specialized trailers and mission oriented vehicles, including parts support. We have accumulated nearly a dozen brands since going public in 2006 and operate internationally through eight subsidiaries with design and manufacturing facilities in the USA, Canada and Italy.

Manitex Inc, in Georgetown, TX, manufactures a comprehensive line of boom truck and telescopic cranes and sign cranes , primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Badger Equipment Company, in Winona, MN, manufactures specialized rough terrain and industrial cranes and primarily serves the needs of the construction, municipality, and railroad industries. Our Italian subsidiary, CVS Ferrari, srl, designs and manufactures a range of reach stackers and associated lifting equipment for the global container handling market. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in commercial applications and by the world’s largest military and peace keeping organizations. Our subsidiary, Manitex Load King located in Elk Point, South Dakota is a manufacturer of specialized engineered trailers and hauling systems, typically used for transporting heavy equipment. Manitex Sabre based in Knox, Indiana, builds mobile specialized tanks for liquid storage and containment solutions for a variety of end markets such as petrochemical, waste management and oil and gas drilling. Manitex Valla located in Piacenza, Italy, manufactures a full range of mobile precision pick and carry cranes from 2 to 90 tons, using electric, diesel, and hybrid power options with configurable special applications designed specifically to meet the needs of its customers.

Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, PM knuckle boom cranes and our own Manitex International brands. Crane and Machinery provides aftermarket service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. The division also provides a wide range of used and refurbished lifting and construction equipment of various ages and conditions as well as operating a rental fleet of equipment to the Tri-state area.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact
Manitex International, Inc.	Hayden IR
David Langevin	Peter Seltzberg
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	646-415-8972
djlangevin@manitexinternational.com	peter@haydenir.com

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	Unaudited	Unaudited	Unaudited	Unaudited
Net revenues	$65,431	$56,524	$245,072	$205,249
Cost of sales	52,652	46,202	198,596	164,785

Gross profit	12,779	10,322	46,476	40,464
Operating expenses
Research and development costs	828	537	2,912	2,457
Selling, general and administrative expenses	6,931	6,509	26,026	23,548

Total operating expenses	7,759	7,046	28,938	26,005

Operating income	5,020	3,276	17,538	14,459
Other income (expense)
Interest expense	(765)	(612)	(2,946)	(2,457)
Foreign currency transaction (loss) gain	(23)	(21)	(95)	(110)
Other income	(59)	4	(50)	6

Total other expense	(847)	(629)	(3,091)	(2,561)

Income before income taxes	4,173	2,647	14,447	11,898
Income tax	1,182	633	4,269	3,821

Net income	$2,991	$2,014	$10,178	$8,077

Earnings Per Share
Basic	$0.22	$0.16	$0.80	$0.68
Diluted	$0.22	$0.16	$0.80	$0.68
Weighted average common share outstanding
Basic	13,760,918	12,256,237	12,671,205	11,948,356
Diluted	13,821,352	12,266,867	12,717,565	11,957,458

MANITEX INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	As of December 31,
	2013	2012
	Unaudited	Unaudited
ASSETS
Current assets
Cash	$6,091	$1,889
Trade receivables (net)	38,170	36,189
Accounts receivable finance	326	276
Other receivables	1,775	2,761
Inventory (net)	72,734	61,290
Deferred tax asset	1,272	1,166
Prepaid expense and other	1,669	1,206

Total current assets	122,037	104,777

Accounts receivable finance	—	307
Total fixed assets (net)	11,143	10,297
Intangible assets (net)	24,036	18,442
Deferred tax asset	2,117	2,259
Goodwill	22,366	15,283
Other long-term assets	1,031	139

Total assets	$182,730	$151,504

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable—short term	$6,910	$6,218
Revolving credit facilities	2,707	875
Current portion of capital lease obligations	1,812	1,040
Accounts payable	24,974	25,101
Accounts payable related parties	789	839
Accrued expenses	8,894	7,745
Other current liabilities	1,930	1,533

Total current liabilities	48,016	43,351

Long-term liabilities
Revolving term credit facilities	37,306	34,357
Deferred tax liability	4,074	4,269
Notes payable	2,512	2,648
Capital lease obligations	2,984	4,000
Deferred gain on sale of building	1,648	2,028
Other long-term liabilities	1,199	1,318

Total long-term liabilities	49,723	48,620

Total liabilities	97,739	91,971

Commitments and contingencies
Shareholders’ equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at December 31, 2013 and December 31, 2012	—	—
Common Stock—no par value, authorized, 20,000,000 shares authorized issued and outstanding, 13,801,277 and 12,268,443 at December 31, 2013 and December 31, 2012, respectively	68,554	53,040
Paid in capital	1,191	1,098
Retained earnings (deficit)	14,857	4,679
Accumulated other comprehensive income	389	716

Total shareholders’ equity	84,991	59,533

Total liabilities and shareholders’ equity	$182,730	$151,504

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Thousands of Dollars)

	For the years ended December 31,
	2013	2012	2011
	Unaudited	Unaudited	Unaudited
Cash flows from operating activities:
Net income	$10,178	$8,077	$2,780
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	3,945	3,498	3,336
Legal settlement	—	—	1,183
Provisions for allowance for doubtful accounts	172	17	25
Gain on debt restructuring	—	—	(194)
(Gain) loss on disposal of assets	(100)	(119)	62
Deferred income taxes	(168)	181	1,089
Inventory reserves	47	1	316
Reserves for uncertain tax positions	(83)	183	—
Stock based deferred compensation	664	226	104
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	1,653	(12,494)	(5,597)
(Increase) decrease in accounts receivable finance	271	378	(927)
(Increase) decrease in inventory	(8,852)	(17,187)	(12,484)
(Increase) decrease in prepaid expenses	(424)	117	389
(Increase) decrease in other assets	(892)	11	(99)
Increase (decrease) in accounts payable	(4,079)	6,702	4,297
Increase (decrease) in accrued expense	(89)	2,765	478
Increase (decrease) in other current liabilities	(131)	1,168	(165)
Increase (decrease) in other long-term liabilities	(36)	(8)	—

Net cash (used) for provided by operating activities	2,076	(6,484)	(5,407)

Cash flows from investing activities:
Proceeds from sale of fixed assets	139	212	289
Purchase of property and equipment	(1,215)	(1,125)	(610)
Acquisition of business assets	(13,000)	(345)	(1,585)
Investment in intangibles except goodwill	—	—	(12)

Net cash used for investing activities	(14,076)	(1,258)	(1,918)

Cash flows from financing activities:
New borrowings term loan	15,000	—	—
Repayment of term loan	(15,000)	—	—
Net proceeds of stock offering	13,927	3,781	—
Borrowing on revolving credit facilities	5,409	9,221	6,009
Net (repayments) borrowings on working capital facilities	(1,960)	4,181	1,600
Proceeds from exercise of warrants	—	—	1,096
New borrowings—notes payable	809	764	4,647
Note payments	(916)	(7,884)	(5,868)
Repayment on capital lease obligations	(1,185)	(795)	(578)
Excess tax benefits related to vesting of restricted stock	86
Shares repurchased for income tax withholding on share-based compensation	(70)	—	(12)

Net cash provided by financing activities	16,100	9,268	6,894

Effect of exchange rate change on cash	102	292	(160)
Net increase (decrease) in cash and cash equivalents	4,100	1,526	(431)
Cash and cash equivalents at the beginning of the year	1,889	71	662

Cash and cash equivalents at end of year	$6,091	$1,889	$71

Supplemental Information

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses these non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of or for the three or twelve month period ended December 31, 2013, unless otherwise indicated.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to EBITDA is provided below.

The Company’s management believes that EBITDA and EBITDA as a percentage of sales represent key operating metrics for its business. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP financial measures for the three and twelve month periods ended December 31, 2013 and 2012 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net income	2,991	2,014	10,178	8,077
Income tax	1,182	633	4,269	3,821
Interest expense	765	612	2,946	2,457
Foreign currency transaction losses (gain)	23	21	95	110
Other (income) expense	59	(4)	50	(6)
Depreciation & Amortization	1,205	826	3,945	3,498
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$6,225	$4,102	$21,483	$17,957
EBITDA % to sales	9.5%	7.3%	8.8%	8.7%

Backlog

Backlog is defined as purchase orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	December 31, 2013	December 31, 2012
Backlog	$77,281	$130,352
12/31/2013 increase v prior period		(40.7%)

Current Ratio is calculated by dividing current assets by current liabilities.

	December 31, 2013	December 31, 2012
Current Assets	$122,037	$104,777
Current Liabilities	$48,016	43,351
Current Ratio	2.5	2.4

Days Sales Outstanding, (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding, (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable and lines of credit. Debt to EBITDA ratio is calculated by dividing total debt at the balance sheet date by trailing twelve month EBITDA.

	December 31, 2013	December 31, 2012
Current portion of long term debt	$6,910	$6,218
Current portion of capital lease obligations	1,812	1,040
Revolving credit facilities	2,707	875
Revolving term credit facilities	37,306	34,357
Notes payable – long term	2,512	2,648
Capital lease obligations	2,984	4,000

Debt	$54,231	$49,138

Annual EBITDA	$21,483	$17,957
Debt to EBITDA Ratio	2.5	2.7

Interest Cover is calculated by dividing EBITDA (Earnings before interest, tax, depreciation and amortization) for the trailing twelve month period (January 1 to December 31) by interest expense as reported in the Consolidated Statement of Income for the same period.

	12 Month Period January 1, 2013 to December 31, 2013	12 Month Period January 1, 2012 to December 31, 2012
EBITDA	$21,483	$17,957
Interest Expense	2,946	2,457
Interest Cover Ratio	7.3	7.3

Inventory turns are calculated by multiplying cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

Manufacturing Expenses include manufacturing wages, salaries, fixed and variable overhead costs.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus other receivables, plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

	December 31, 2013	December 31, 2012
Trade receivables (net)	$38,170	$36,189
Other receivables	1,775	2,761
Inventory (net)	72,734	61,290
Less: Accounts payable	25,763	25,940
Total Operating Working Capital	$86,916	$74,300
% of Trailing Three Month Annualized Net Sales	33.2%	32.9%

Trailing Twelve Months EBITDA is calculated by adding the reported EBITDA for the past 4 quarters.

Three Months Ended:	EBITDA
March 31, 2013	$4,121
June 30, 2013	5,513
September 30, 2013	5,624
December 31, 2013	6,225
Trailing Twelve Months EBITDA	21,483

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended
	December 31, 2013	December 31, 2012
Net sales	$65,431	$56,524
Multiplied by 4	4	4
Trailing Three Month Annualized Net Sales	$261,724	$226,096

Working capital is calculated as total current assets less total current liabilities

	December 31, 2013	December 31, 2012
Total Current Assets	$122,037	$104,777
Less: Total Current Liabilities	48,016	43,351
Working Capital	$74,021	$61,426